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                                                                     EXHIBIT 4.5
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DELTA AIR LINES, INC.
PILOTS STOCK OPTION PLAN

ARTICLE 1.  ESTABLISHMENT

  Delta Air Lines, Inc., a Delaware corporation (the "Company"), and the Air Line Pilots Association, International, as representative of the Pilots of Delta Air Lines, Inc. (the "Association"), hereby establish the "Pilots Stock Option Plan" (the "Plan"), as set forth herein. The Plan provides for the grant of Stock Options to purchase a total of 10 million shares of Stock. The Stock Options will be granted in three separate installments of equal size. The Plan shall be part of the Delta Pilots Agreement, shall become effective as of the Effective Date of such Agreement and shall run concurrently with the Duration Clause of such Agreement and subject to any status quo period thereafter.

ARTICLE 2.  DEFINITIONS

  For the purposes of the Plan, the following terms shall be defined as set forth below and, when the defined meaning is intended, the term is capitalized.

  2.1  "ASSOCIATION" means the Air Line Pilots Association, International.

  2.2  "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the
Company.

  2.3 "COMMITTEE" means the Committee referred to in Article 3 of the Plan. If at any time no Committee shall be designated, then the functions of the Committee specified in the Plan shall be exercised by the Board.

  2.4 "COMPANY" means Delta Air Lines, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

  2.5 "DELTA PILOTS AGREEMENT" means the basic collective bargaining agreement together with all effective amendments, supplemental agreements, letters of agreement and letters of understanding between the Company and the Association, in existence on the effective date of the Plan and as may be modified or supplemented after this date.

  2.6 "DISABILITY" means disability as determined under the Delta Pilots Disability and Survivorship Plan.

  2.7 "EXERCISE PERIOD" means the period of time between the date a Stock Option becomes exercisable and the tenth anniversary of that Stock Option's Grant Date, when the Stock Option expires.

  2.8 "FAIR MARKET VALUE" means, as of any given date, the opening price of the Stock on the New York Stock Exchange or, if no sale of Stock occurs on the New York Stock Exchange on such date, the opening price of the Stock on the New York Stock Exchange on the last preceding day on which such sale occurred.


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  2.9  "FURLOUGH" means removal from the Company's service due to a reduction in force.

  2.10 "GRANT DATE" means the date on which each installment of Stock Options is awarded under the Plan. The initial Grant Date shall be the date agreed upon by the Company and Association, which date shall be within 30 days after the later of (a) the date the new Delta Pilots Agreement becomes effective following its ratification and signing; (b) the date the Plan is approved by the Board of Directors and, if required, the stockholders of the Company; or (c) the date of determination of each Participant, and the number of shares of Stock subject to Stock Options each Participant will receive, on the initial Grant Date under the Plan. The second Grant Date shall be the first anniversary of the initial Grant Date. The third Grant Date shall be the second anniversary of the initial Grant Date.

  2.11 "LEAVE OF ABSENCE" means Company approved absence from the Company's service without pay for personal reasons.

  2.12 "OPTION PRICE" means the price at which a share of Stock covered by a Stock Option may be purchased, as specified in Article 6 below.

  2.13 "PARTICIPANT" means a Pilot who is a recipient of an award of a Stock Option under the Plan.

  2.14 "PILOT" means an employee of the Company whose name appears on the Delta Air Lines Pilots' System Seniority List on the initial Grant Date or any Grant Date thereafter.

  2.15 "PLAN" means the Pilots Stock Option Plan.

  2.16 "RETIREMENT" means that a Pilot has left the Company's service and is eligible for a benefit under the Delta Pilots Retirement Plan (or any successor thereto) other than a Termination Benefit (as that term is defined under the Delta Pilots Retirement Plan or any successor thereto).

  2.17 "STOCK" means the Common Stock, $3.00 par value, of the Company.

  2.18 "STOCK OPTION" means the option to purchase shares of Stock granted pursuant to Article 6 below. All Stock Options granted pursuant to the Plan shall be deemed "non-qualified" for purposes of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.


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ARTICLE 3.  ADMINISTRATION

  3.1 THE ADMINISTRATOR. The Plan shall be administered by the Personnel, Compensation & Nominating Committee of the Board of Directors, or such other committee of the Board as may be designated by the Board from time to time.
Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company. Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause.

  3.2 THE COMMITTEE'S AUTHORITY. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options granted thereunder as it may deem necessary or advisable to carry out the provisions and intent of the Plan, provided that any decision, determination or action of the Committee with respect to the Plan shall be consistent with the terms of the Plan. All determinations of the Committee shall be by a majority of its members and, subject to Article 3.3, the Committee's determinations if consistent with the terms of the Plan shall be final and conclusive for all purposes and upon all persons. The Committee may delegate its authority hereunder.

  3.3 DISPUTE RESOLUTION. Disputes arising out of decisions, determinations or other actions of the Committee with respect to the interpretation, administration or application of the Plan shall be subject to the grievance and System Board procedures of the Delta Pilots Agreement.

ARTICLE 4.  STOCK SUBJECT TO PLAN

  4.1 STOCK RESERVED. The total number of shares of Stock reserved and available for distribution under the Plan shall be 10 million, subject to adjustment as provided in Article 4.2. Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

  4.2 CERTAIN CHANGES IN CORPORATE STRUCTURE. In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, the Committee, in its sole discretion, shall make such adjustments as it deems necessary to reflect such change so as to prevent the diminution or enlargement of a Participant's rights, including but not limited to, adjustments in the aggregate number of shares of Stock reserved for issuance under the Plan, and adjustments in the Option Price, provided that the number of shares of Stock subject to any award shall always be a whole number. If any of the foregoing events occur affecting the Stock and there is an adjustment to the then outstanding non-qualified stock options under the last paragraph of Section 3 of the Company's 1989 Stock Incentive Plan (or the corresponding provision of any successor plan) for officers and key employees, the Stock Options under the Plan shall be adjusted in a manner no less favorable to the Participant than the adjustment for the


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then outstanding non-qualified stock options under the last paragraph of Section
3 of the Company's 1989 Stock Incentive Plan (or the corresponding provision of any successor plan).


ARTICLE 5.  ELIGIBILITY

  Subject to the approval of the Company, the Association will determine the Participants and the number of whole shares of Stock subject to Stock Options to be awarded to each Participant on each Grant Date.

ARTICLE 6.  STOCK OPTIONS

  6.1 GRANT. On the initial Grant Date, the Company shall award Stock Options covering 3,333,334 shares of Stock to the Participants, as specified in Article
5. On each of the second and third Grant Dates, the Company shall award Stock Options covering 3,333,333 shares of Stock to the Participants as specified in
Article 5. A Participant's Stock Option will entitle him to purchase from the Company a specified number of shares of Stock, at the Option Price.

  6.2 NONTRANSFERABILITY. A Stock Option granted pursuant to the Plan shall not be transferable by the Participant otherwise than by will, by the laws of descent and distribution, or by a written designation referred to in Article 7.3 below, and is exercisable during the Participant's lifetime only by such Participant.

  6.3 OPTION PRICE. The Option Price for the first installment of Stock Options shall be the Fair Market Value of the Stock on the initial Grant Date. The Option Price for the second and third installments of Stock Options shall be the Fair Market Value of the Stock on the second and third Grant Dates, respectively. The Option Price shall be the price payable by the Participant for a share of Stock upon the exercise of a Stock Option. The Option Price shall be subject to adjustment in accordance with the provisions of Article 4.2 hereof.

  6.4 OPTION EXERCISE DATES AND TERM. Subject to Article 7 hereof, a Stock Option granted to a Participant shall become exercisable on the first anniversary of its Grant Date, and the Stock Option shall expire on, and no shares of Stock may be purchased thereunder on or after, the tenth anniversary of its Grant Date.

  6.5 EXERCISING STOCK OPTIONS. To exercise a Stock Option, the holder thereof shall give irrevocable notice of the exercise to the Company or one or more third parties designated by the Committee, identifying a whole number of shares of Stock (which shall not be less than the lesser of (a) 50 shares of Stock or (b) the number of shares of Stock subject to such Participant's then exercisable Stock Option) with respect to which such Stock Option is being exercised. The Option Price for the Stock Options being exercised shall be paid in full prior to issuance of the Stock. The Committee may, from time to time, in its sole discretion, and after consultation with the Association, establish administrative procedures relating to the exercise of Stock Options, provided that such procedures are consistent with the terms of the Plan.


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  6.6  WITHHOLDING TAXES.  The Participant shall be required to pay to the
Company, or make arrangements satisfactory to the Company regarding the payment of, the amount of any foreign, federal (including FICA), state, or local taxes of any kind required by law to be withheld with respect to the exercise of a Stock Option.

  6.7 PAYMENT. Payment of the Option Price and tax withholding obligation shall be made by cashier's check, through electronic funds transfer or through a broker-assisted Stock Option exercise pursuant to procedures the Committee may, in its sole discretion, establish from time to time. No shares of Stock shall be delivered to the Participant until all such amounts have been paid. The Participant shall be responsible for all brokerage commissions, interest and other expenses, if any, in a broker-assisted Stock Option exercise.

ARTICLE 7. TERMINATION OF EMPLOYMENT, RETIREMENT, DEATH, DISABILITY AND LEAVE OF ABSENCE

  7.1 TERMINATION OR RESIGNATION. If a Participant's employment shall be terminated by the Company, or if a Participant resigns from employment with the Company, any unexercised Stock Option held by such Participant shall be immediately forfeited. Such forfeited Stock Options shall be allocated to Participants on the next ensuing Grant Date, if any.

  7.2 RETIREMENT, DISABILITY, LEAVE OF ABSENCE OR FURLOUGH. A Participant who is Retired, or is on Disability, Leave of Absence or Furlough, shall be entitled to exercise any Stock Option awarded to him to the same extent as a Participant who remains in active employment with the Company.

  7.3 DEATH. In the event of the death of a Participant while employed by the Company, the estate of such Participant, or other person designated by the Participant, shall be entitled to exercise any Stock Option awarded to the Participant to the same extent as a Participant who remains in active employment with the Company.

ARTICLE 8.  MISCELLANEOUS

  8.1 GOVERNING LAW. The Plan, and all awards and agreements made hereunder, shall be governed by and construed in accordance with the Railway Labor Act, and of the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof.

  8.2 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

  8.3 NO RIGHT TO EMPLOYMENT. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.


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  8.4  RIGHTS OF PARTICIPANTS.  Nothing in the Plan or in any Stock Option
granted under the Plan shall confer upon any Participant or his executors, administrators or legal representatives any of the rights of a stockholder of the Company with respect to the shares of Stock subject to a Stock Option until certificates for such shares shall have been issued upon the exercise of such Stock Option.

  8.5 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  8.6 PURCHASE FOR INVESTMENT AND LEGALITY. The Participant, by acceptance of any Stock Option granted under the Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares of Stock is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the Stock to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of Stock Options to exercise them.

  The obligation of the Company to issue shares of Stock upon the exercise of a Stock Option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed. The Company shall use its reasonable best efforts to take all actions necessary and appropriate to satisfy each of the foregoing conditions.

  The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Stock issued or transferred to a Participant upon the exercise of any Stock Option granted under the Plan.

  8.7 CHANGE IN CONTROL PROVISIONS. In the event of a Change in Control of the Company (as described in Section 1.B.5. and G.1., 2., and 3. of the Delta Pilots Agreement) all Stock Options not yet granted on the date of such Change in Control will be granted, pursuant to Article 5, on the date of such Change in Control at an Option Price equal to the Fair Market Value of the Stock on such date.


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